      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1999



                                                      REGISTRATION NO. 333-77369

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              GENERAL MAGIC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                    77-0250147
      (STATE OR OTHER JURISDICTION OF INCORPORATION OR                    (IRS EMPLOYER IDENTIFICATION NO.)
                       ORGANIZATION)

                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 STEVEN MARKMAN
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                     AND CHAIRMAN OF THE BOARD OF DIRECTORS
                              GENERAL MAGIC, INC.
                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                    TIMOTHY MOORE, ESQ.                                          MARY E. DOYLE, ESQ.
                     COOLEY GODWARD LLP                                          GENERAL MAGIC, INC.
                   FIVE PALO ALTO SQUARE                                        420 NORTH MARY AVENUE
                    3000 EL CAMINO REAL                                      SUNNYVALE, CALIFORNIA 94086
              PALO ALTO, CALIFORNIA 94306-2155                                      (408) 774-4000
                       (650) 843-5000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM           PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                       AMOUNT TO BE      OFFERING PRICE          AGGREGATE OFFERING
        SECURITIES TO BE REGISTERED                      REGISTERED        PER SHARE                          PRICE
-------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)............    18,088,265 shares(1)        $3.438(2)                 $62,187,455.07
Common Stock ($0.001 par value)............       225,001 shares(3)        $5.078(4)                  $1,142,555.08
Common Stock ($0.001 par value)............     2,721,750 shares(5)        $3.438(2)                  $9,357,376.50
        TOTAL..............................       21,035,016 shares                                  $72,687,386.65
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------
          TITLE OF EACH CLASS OF                          AMOUNT OF
        SECURITIES TO BE REGISTERED                REGISTRATION FEE
-------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)............                 $17,288
Common Stock ($0.001 par value)............                    $318
Common Stock ($0.001 par value)............                  $2,602
        TOTAL..............................              $20,208(6)
------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------



(1) Represents approximately 300% of the shares of common stock issuable upon conversion of all issued shares of the Company's Series D Convertible Preferred Stock (the "Series D Preferred"). The number of shares of common stock included in the Registration Statement is based on the Company's good faith estimate of the number of shares of common stock issuable upon conversion of the Series D Preferred calculated assuming a conversion price of $3.33 per share and conversion as of May 7, 1999. Pursuant to Rule 416 promulgated under the Securities Act, this Registration Statement also covers such indeterminable number of additional shares of common stock as may become issuable upon conversion of Series D Preferred to prevent dilution resulting from stock splits, stock dividends or similar transactions


(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low sales prices of the Common Stock of General Magic, Inc. reported on the Nasdaq National Market on April 23, 1999.

(3) Represents 150% of the shares of common stock issued or issuable upon exercise of warrants to purchase common stock. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares of common stock as may become issuable upon exercise of warrants to prevent dilution as a result of any future stock splits, stock dividends or similar transactions.

(4) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(g)(1) of the Securities Act.

(5) Represents shares of common stock issuable upon conversion of seventy-five percent (75%) of issued shares of the Company's Series A Convertible Preferred Stock, assuming that such conversion is as of the date of this Registration Statement. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable upon conversion of the Series A Convertible Preferred Stock as a result of any future stock splits, stock dividends or similar transactions.


(6) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 24, 1999


                               21,035,016 Shares
                              GENERAL MAGIC, INC.
                                  Common Stock


     The selling stockholders listed on page 16 are offering up to shares of General Magic, Inc. common stock that they may acquire by converting Series A Convertible Preferred Stock or Series D Convertible Preferred Stock or by exercising warrants to purchase shares of common stock. The selling stockholders also may offer additional shares of common stock acquired upon conversion of Series D Convertible Preferred Stock or exercise of warrants as a result of stock splits or similar events.



     On February 27, 1998, we sold 50,000 shares of our Series A Convertible Preferred Stock to a selling stockholder in a private transaction. We sold 2,000 shares of our Series D Convertible Preferred Stock and warrants to purchase 150,000 shares of common stock on March 30, 1999 to the other selling stockholders in separate private transactions. We will not receive any proceeds from the sale of common stock by the selling stockholders. However, we will receive the exercise price of any warrants exercised for cash.


     We will bear all reasonable expenses, other than underwriting discounts and commissions, incurred in connection with the registration of the shares of common stock offered pursuant to this prospectus.

     Our common stock is quoted on The Nasdaq National Market under the symbol "GMGC." On April 23, 1999, the last sale price of the common stock as reported on The Nasdaq National Market was $3.50.

                           -------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------

     The date of this prospectus is              , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
About General Magic.........................................      2
Forward-Looking Statements..................................      2
Risk Factors................................................      3
Where You Can Find More Information.........................     14
Use of Proceeds.............................................     15
Selling Stockholders........................................     15
Plan of Distribution........................................     18
Legal Matters...............................................     20
Experts.....................................................     20

                              ABOUT GENERAL MAGIC

     We develop and market voice-enabled services designed to make it easy and convenient for subscribers to access and act on information important to them. Our primary offerings are the Portico(TM) virtual assistant service, introduced in 1998, and voice-enabled services for the Web. One of our core technology assets is the magicTalk(TM) voice user interface, used both in the Portico service and for voice enabling Web content. We host voice-enabled services in our network operations center, located in Sunnyvale, California.

     General Magic was incorporated in California in May 1990 and was reorganized as a Delaware corporation in February 1995. Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94086, and our telephone number at that location is (408) 774-4000. In this prospectus, "General Magic", "we" and "our" refer to General Magic, Inc., unless the context otherwise requires.

     You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" below and in the documents incorporated by reference.

     In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "expects," "future," "intends," and similar expressions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. You are cautioned not to place undue reliance on these forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                  RISK FACTORS

     An investment in the common stock offered pursuant to this prospectus involves a high degree of risk and the common stock should not be purchased by persons who cannot afford the loss of their entire investment. Purchasers should carefully consider the following risk factors in conjunction with the other information included and incorporated by reference in this prospectus before purchasing or otherwise acquiring the common stock offered hereby.

OUR BUSINESS STRATEGY IS NEW, AND WE MAY BE UNABLE TO IMPLEMENT IT SUCCESSFULLY.

     In early 1997, we changed our business strategy to focus on the marketing and sale of voice-enabled services. We are still at an early stage in the implementation of our new strategy. We face many of the risks faced by new businesses, especially companies in new and rapidly evolving markets. Such risks include, among others:

     - our business model has not been tested;

     - the market for voice-enabled services is not established;

     - we may not be able to capture a significant part of the market;

     - we may not be able to anticipate and adapt to changes in the market; and

     - we may be unable to secure profitable relationships with additional partners, including telecommunications carriers, device manufacturers, and Internet companies.

     In order to compete successfully as a provider of voice-enabled services, among other things, we believe we must:


     - develop and maintain at reasonable cost a significant subscriber base for our Portico(TM) and other voice-enabled services;



     - establish and maintain relationships with companies seeking to private label our services and with companies seeking to voice enable their services;


     - enhance the features and functionality of the Portico service to address the preferences and requirements of our subscribers, and to respond to competitive developments;


     - develop and enhance our core technologies, including our magicTalk(TM) voice user interface platform, our network operations center, and our second-generation agent technology, both to enhance the performance and lower the cost of our services; and


     - continue to attract, retain and motivate qualified personnel.

     We may not have the resources necessary to fully execute each of these goals. If we fail to accomplish any of them or otherwise address the risks stated above, our ability to compete as a provider of voice-enabled services may be compromised.

WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.

     We may never achieve and sustain profitability. Since our inception, we have generated only minimal revenues. We have incurred significant losses, and we have substantial negative cash flow. As of March 31, 1999, we had an accumulated deficit of $223.8 million, with a net loss of $13.7 million for the three-month period ended March 31, 1999.


     Historically, we have derived a large percentage of our total revenue from license fees and customer support fees. As a consequence of our 1997 change in business strategy, we expect to derive a significant portion of any future revenues from sales of services and products by us and by our partners and not from license fees. Although the Portico service was released on July 30, 1998, we expect to incur significant losses through the year 1999, and we may never achieve or sustain significant revenues or become profitable.

THE ACCEPTANCE OF OUR PRODUCTS AND SERVICES IS UNCERTAIN.

     Our future financial performance depends in large part on growth in demand for the Portico service and our other voice-enabled services and products. If the market for voice-enabled services does not develop or if we are unable to capture a significant portion of that market either directly or through our partners, our revenues and our results of operations will be adversely affected.


     The market for voice-enabled services is still evolving. Currently, there are only a limited number of products and applications in this industry. Negative consumer perceptions regarding reliability, cost, ease-of-use and quality of speech-based products affects consumer demand and may impact the growth of the market. As a result, we cannot guarantee that the market for voice-enabled services and products will grow or that consumers will accept any of the services or products built on our magicTalk voice user interface platform.



     In particular, our success is dependent upon the number of subscribers to our services that we are able to attract and retain, and the number of subscribers to private-label and other voice-enabled services that our partners are able to attract and retain. Although Portico was launched in July 1998, revenues from Portico subscriptions to date have not been significant. In addition, although we have entered into arrangements with Qwest Communication Corporation, Intuit(R) Inc., Wireless Knowledge and BellSouth Mobility, Inc., we cannot guarantee that any of the services contemplated by these companies will be commercially launched. Even if these services were commercially launched, our partners may not be able to attract and retain a sufficient number of subscribers to attain profitability. If we and our partners are not able to attract and retain a sufficient number of subscribers, our revenues and results of operations will be adversely affected.


WE WILL NEED TO EXPAND OUR DISTRIBUTION CHANNELS IN ORDER TO EXPAND OUR BUSINESS, AND WE ARE DEPENDENT ON DISTRIBUTION RELATIONSHIPS.

     We plan to distribute our services through multiple channels. If we do not successfully implement this multi-channel strategy, our revenues and results of operations may be adversely affected. We believe that to successfully market our services, we must:

     - undertake a marketing campaign to identify and successfully pursue effective ways to market General Magic-labeled services to mobile professionals and other users;

     - identify, establish and maintain arrangements with telecommunications carriers, device manufacturers and other companies seeking private-label versions of our services; and

     - identify, establish and maintain arrangements with Internet companies and other companies seeking to voice enable Web content and other network-based services.

     If one or more of these distribution channels fails, development and sales of our products and services could be adversely affected.

     Competition for relationships with telecommunications carriers, device manufacturers and Internet companies is extremely intense. In addition, decisions by these third parties, particularly telecommunications carriers, to enter into distribution relationships can be a lengthy, expensive process, with no assurance of success.


     On November 6, 1998, we entered into an agreement with Intuit Inc. to develop voice access to certain financial services and information on Intuit's Quicken.com(TM) Web site. The agreement provides for an initial two-year term, with automatic one-year renewal terms unless either party provides written notice to the other 60 days prior to the end of the then current term. However, the agreement will automatically terminate if the services to be provided under the agreement are not commercially released by December 31, 1999. We cannot guarantee that this deadline will be met. In addition, Intuit may terminate the agreement if we fail to perform or observe any material term or obligation under the agreement.


     On November 11, 1998, we entered into an agreement with Qwest Communications Corporation to develop a Qwest-branded version of our Portico service. The agreement provides for an initial six-month term, with automatic one-year renewal terms thereafter. However, either party has the right to terminate the agreement for any reason by providing written notice of non-renewal 60 days prior to the end of the then current term. We cannot guarantee that Qwest will renew the agreement in any given year. In addition, Qwest may terminate the agreement if we fail to perform or observe any material term or obligation under the agreement.

     In February 1999, we, along with Wireless Knowledge LLC, announced plans to provide Revolv service users with voice-enabled access to information and corporate groupware. Although we have signed a letter of intent with Wireless Knowledge, the letter of intent is non-binding. Wireless Knowledge may terminate the arrangement at any time.


     In May 1999, BellSouth announced its intention to begin a 3-4 month initial deployment of the Portico service in the Atlanta area, and if the initial deployment is successful, to expand the availability of the service in Atlanta and other markets. We cannot guarantee that the initial deployment will be successful. In addition, BellSouth may terminate the arrangement at any time.



     We may not succeed in maintaining these distribution relationships. In addition, we may not be successful in establishing additional relationships. Even if we are able to establish and maintain these relationships, these companies may be unable to successfully remarket our voice-enabled services. Our control over the marketing efforts of Qwest, Intuit, Wireless Knowledge and BellSouth is limited under our arrangements. We cannot guarantee that Qwest, Intuit, Wireless Knowledge, BellSouth or any future partner will actively market the services incorporating our technology.

OUR LIMITED RESOURCES MAY RESTRICT OUR OPERATIONS AND OUR ABILITY TO IMPLEMENT OUR NEW STRATEGY.

     Building, maintaining and enhancing our Portico and other voice-enabled services, and developing private-label services with third parties are complex processes that require significant financial and other resources. Among other things, we must:

     - enhance the features and functionality of the Portico service to address the preferences and requirements of our subscribers, and to respond to competitive developments;

     - develop and deploy private-label versions of the Portico service for existing and future partners;

     - develop and deploy our magicTalk voice user interface to voice enable Web content and other network-based services, such as Intuit's Quicken.com Web site;

     - continue to identify, establish and maintain relationships with telecommunications carriers, device manufacturers, Internet firms and other companies for the resale, remarketing and distribution of our services;

     - enhance our core technologies, including our magicTalk voice user interface platform, network operations center, second-generation agent technology and Internet appliance; and

     - undertake related marketing and advertising campaigns.

     We have limited technical, business development, sales and marketing staffs and such personnel may not be able to manage and successfully complete all of the tasks necessary to support the various aspects of our business.

     In addition, we must conserve cash because we have generated minimal revenues to date and do not expect to generate significant revenues until the second half of 1999, if at all. As a result, we may not be able to fund all of the product development and marketing efforts required to successfully introduce all of our services.

WE WILL HAVE TO SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE NEEDS, AND THE AVAILABILITY OF ADDITIONAL FINANCING IS UNCERTAIN.


     If expenditures required to achieve our plans are greater than projected or if we are unable to generate adequate cash flow from sales of our Portico services, private-label Portico services and services built on our magicTalk voice user interface platform, we will need to seek additional sources of capital. The Portico service was introduced in July 1998, and to date we have not generated significant revenue. In addition, although we have entered into arrangements with Qwest, Intuit, Wireless Knowledge and BellSouth we cannot guarantee that we will be able to generate significant revenue from these arrangements. We have no commitments or arrangements to obtain any additional funding. We may not be able to obtain such additional funding if it becomes necessary. The unavailability or timing of any financing could prevent or delay the continued development and marketing of our services and may require us to curtail our operations.


WE ARE DEPENDENT ON THE INTERNET, AND WE ARE NOT CERTAIN THAT THE BUSINESS MODEL FOR SERVICES TO BE PROVIDED THROUGH THE INTERNET WILL SUCCEED.

     Voice enabling content on the Internet is a key element of our strategy, and we plan to seek additional partnerships with Internet companies. However, the business model common among Internet companies is untested. Many Internet companies provide free services which are supported by advertising revenue and revenue generated from upgrades to fee-based services. We expect to be required to adopt a similar business model, and we cannot guarantee that revenue generated from advertising or from upgrades to fee-based services, if any, will be sufficient to offset the cost of providing a free baseline service to users.


     In addition, our future success is in part dependent upon continued growth in the use of the Internet. The Internet may prove not to be a viable means of conducting commerce or communications for a number of reasons, including potentially unreliable network infrastructure and poor performance. In addition, if the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed on it by such growth. Failure of the Internet as a mode of conducting commerce and communications could have an adverse effect on our business.


WE MAY EXPERIENCE INTERRUPTIONS IN SERVICE DUE TO ERRORS IN OUR SOFTWARE AND SYSTEM ARCHITECTURE, AND OUR NETWORK OPERATIONS CENTER MAY NOT BE ABLE TO ACCOMMODATE POTENTIAL GROWTH.

     The ability to provide the Portico service and the services of our partners depends on the integrity of our software, computer hardware systems and network infrastructure. Since launching the Portico service, we have encountered errors in our software and our system design which have resulted in interruptions of service. Although we were able to correct such errors, we may encounter additional errors. These errors may be expensive to correct, and may lead to substantial interruptions in our service.


     In addition, in the event that the number of subscribers to our services increases substantially in a short period of time or we are successful in establishing a relationship with a partner with a large existing customer base, our network operations center may not be capable of meeting the resulting increase in demand. Although we believe that our systems are scalable, we cannot test conclusively for scalability. A sudden increase in demand could lead to slow-downs or failures in our services.


     Currently, our only network operations center is located at our headquarters in Sunnyvale, California. Operation of our Portico and other voice-enabled services is dependent upon our ability to protect the network operations center against physical damage from power outages, telecommunications failures, physical break-ins and other similar events. Northern California historically has been vulnerable to certain natural disasters and other risks, such as earthquakes, fires and floods, which at times have disrupted the local economy and pose physical risks to our property. We presently do not have redundant, multiple site capacity in the event of a technical failure of our services or a natural disaster.

     Any damage to or failure of our systems could lead to interruptions in service and/or the loss of customer information. Such interruptions or loss could damage our reputation and ability to attract and retain subscribers and partners. In addition, we may experience negative publicity that could adversely affect our stock price.

CONVERSION OF PREFERRED STOCK OR ISSUANCE OF OTHER SECURITIES WOULD DILUTE CURRENT STOCKHOLDERS.


     We have two series of preferred stock outstanding, all of which are convertible into common stock. In some cases, the number of shares of common stock issuable upon the conversion of the preferred stock depends on the prices of the common stock as quoted on Nasdaq shortly before the date of conversion. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the preferred stock will increase and the holders of common stock would experience substantial dilution of their investment. The following shares of preferred stock are currently outstanding:



     - 50,000 shares of Series A preferred stock. Each share of Series A preferred stock is convertible into 72.58 shares of common stock, subject to adjustment for stock splits, dividends and similar events and for future issuances of stock at a price below $1.24 per share. The 50,000 shares of Series A preferred stock outstanding as of May 7, 1999, would be convertible into approximately 3,629,000 shares of common stock.



     - 2,000 shares of Series D preferred stock. Each share of Series D preferred stock is convertible into that number of shares of common stock equal to: (A) $10,000 plus accrued but unpaid dividends divided by (B) 110% of the average of closing bid prices of a share of common stock during the ten trading days after, at our sole election, May 29, 1999, or June 28, 1999. The number of shares of common stock issuable upon conversion is subject to adjustment: for stock splits, dividends and similar events; for future issuances of stock at a price below the initial conversion price; on December 31, 1999, June 30, 2000, and on the last day of each September and March through March 2002, depending on the closing bid prices of our common stock at such times; for future issuances of convertible stock with a variable conversion price; and in the event we fail to comply with certain requirements. Assuming a conversion price based on the average of the closing sales prices during the ten consecutive trading days immediately after March 30, 1999 ($3.33), the 2,000 shares of Series D preferred stock outstanding as of May 7, 1999, would be convertible into approximately 6,037,265 shares of common stock.



     In order to comply with the rules of the Nasdaq Stock Market, we must obtain stockholder approval prior to issuing shares of common stock upon conversion of our Series D preferred stock in excess of 19.9% of our common stock outstanding as of March 30, 1999, the date of issuance of the Series D preferred stock. If we do not obtain approval, we could in certain circumstances be required to redeem the outstanding shares of the Series D preferred stock. In addition, certain other events could require us to redeem Series D preferred stock. Redemption of any series of preferred stock could significantly deplete our cash reserves, which would materially adversely affect our financial condition.


     Our board of directors has the authority to issue 433,000 additional shares of preferred stock that are convertible into common stock without any action by our stockholders. In addition, our board of directors may sell additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT.


     Any delays in product development or market launch could adversely affect our revenues or results of operations. To be successful, we must, among other things, develop technology to enable us to provide, bill for and enhance our Portico services and other voice-enabled services, including those we agree to supply for third parties. Software product development schedules are difficult to predict because they involve creativity and the use of new development tools and learning processes. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved products or services or the delivery of new versions of our products or services.


WE ARE DEPENDENT ON THIRD-PARTY TECHNOLOGIES AND SERVICES.


     We have incorporated technology developed by third parties in the Portico service and the services to be provided to our partners. We will continue to incorporate third-party technology in future products and services. We have limited control over whether or when these third-party technologies will be developed or enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services, market acceptance of our services could be adversely affected. In addition, we rely and will continue to rely on services supplied by third parties such as telecommunications, Internet access and power. If these services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.


THE MARKET FOR VOICE-ENABLED SERVICES IS EXTREMELY COMPETITIVE.

     The market for voice-enabled services is intensely competitive and subject to rapid technological change. We may be unable to compete with existing companies or new companies entering the market. Many of these companies have greater financial resources, name recognition, research and development capabilities, sales and marketing staffs, and better developed distribution channels than we do. The services that we offer may not achieve sufficient quality, functionality or cost-effectiveness to compete with existing or future alternatives. Furthermore, our competitors may succeed in developing competing products or services which are more effective and cheaper or which render our services or technology obsolete. If we are unable to compete effectively, our business would be adversely affected.

TECHNOLOGY CHANGES RAPIDLY IN OUR MARKET, AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE NEEDS OF OUR CUSTOMERS.

     The telecommunications services market is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice-enabled services obsolete and unmarketable. If we fail to timely develop and introduce new products and services in response to changing market conditions or consumer requirements our business would be adversely affected.

     Our success will depend upon our ability to timely develop and introduce new products and services, as well as enhancements to our existing products and services, to keep pace with technological developments and emerging industry standards and address the changing needs of users. We may not be successful in developing and marketing new products and services that respond to technological changes, or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. In addition, our new products and services may not adequately meet the requirements of the marketplace or achieve market acceptance.

WE ARE DEPENDENT ON KEY PERSONNEL.

     Our success depends in part on our ability to attract, retain and motivate qualified personnel. Silicon Valley remains a highly competitive job market, and our key management, technical, marketing, sales, administrative and customer support personnel may not remain with us. In addition, we may be unable to attract sufficient additional personnel to execute our business plan.

OUR INVESTMENT IN AND OTHER COMMITMENTS TO DATAROVER MOBILE SYSTEMS, INC. MAY RESULT IN A SIGNIFICANT LOSS TO US.


     Effective October 1998, we divested our DataRover handheld communications device division in a transaction with DataRover Mobile Systems, Inc. ("DSI"). In connection with the transaction, we made an investment in DSI totaling $3,361,000, and received non-voting, non-redeemable preferred stock and 49% of the outstanding common stock of DSI. We accounted for our investment under the modified equity method, and we will record 100% of the losses incurred by DSI up to a total of $3,361,000, our initial investment. As of March 31, 1999, we had recorded a decrease of $2,521,000 in the value of our investment to reflect 100% of the losses incurred by DSI through that date. In the event that DSI incurs further losses in any future period, we will be required to record a corresponding decline in the value of our investment. In addition, if we determine that the value of our investment in DSI has been impaired, we will be required to write off our investment, in whole or in part.



     In connection with this transaction, we also agreed to purchase DataRover 840 units for DSI from Oki Electric Industry Co., Ltd. under an existing letter of credit. During March 1999, we purchased all units which we were obligated to purchase from Oki Electric. As of March 31, 1999, DSI's obligation to us was valued at $2,884,000. We are to be reimbursed by DSI the cost of such units upon the earlier of five days following the sale of the units by DSI, or 120 days following shipment by Oki Electric. DSI's obligation to reimburse us is secured by all of its personal property. We cannot guarantee that DSI will be able to reimburse us, or that our security interest in their personal property will be adequate to satisfy their obligation to us. We will incur additional losses in the event DSI is not able to reimburse us.


PROTECTION OF OUR INTELLECTUAL PROPERTY IS UNCERTAIN.


     We believe that our success depends, in part, on our ability to protect our intellectual property. In order to do that, we must take the following measures:


     - obtain patent, copyright and trademark protection where appropriate;

     - preserve our trade secrets;

     - defend our patents, copyrights, trademarks and trade secrets against infringement;

     - operate without infringing the intellectual property rights of others;
       and

     - prevent unauthorized disclosure of confidential information through the use of confidentiality agreements with employees, consultants and partners.

     We may be unable to accomplish these measures. In addition, we cannot be certain that they will be adequate to protect our intellectual property. In spite of our efforts, third parties may successfully copy our products or use our confidential information. Furthermore, third parties may assert claims of infringement against us. These claims may lead to litigation and/or require us to significantly modify or even discontinue sales of our products or services.

OUR SERVICE MAY RAISE SECURITY ISSUES.

     The implementation of our voice-enabled services poses several security issues, including the possibility of break-ins and other similar disruptions. Failure to provide a secure service may result in significant liability to us. In addition, failure to provide a secure service may deter potential users of our services, and potential channel and strategic partners and may adversely affect market acceptance.

     Security vulnerabilities and weaknesses may be discovered in our services or licensed technology incorporated into a service or in the media by which subscribers access the service. Any security problems in a service or the licensed technology incorporated in the service may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could limit the number of subscribers to our Portico service and to services of our partners, which could lead to decreased revenues and termination of our relationships with partners. These problems may also cause interruptions or delays in the development of enhancements to our services and those of third parties and may result in lawsuits against us.

     We will continue to incorporate authentication, encryption and other security technologies in our services. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access these services, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed from the service. We intend to continue to limit our liability to end users and to our partners, including liability arising from failure of the authentication, encryption and other security technologies incorporated into our services, through contractual provisions. However, such limitations may not eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

A PRODUCT LIABILITY CLAIM ASSERTED AGAINST US COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We may be subject to claims for damages related to system errors and other defects in our services. Agreements with end users of our services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE.

     The market price of our common stock has been and may continue to be extremely volatile. Since our initial public offering in February 1995, the closing price of our common stock has ranged from a high of $26.625 to a low of $0.938 per share. The following factors may have a significant impact on the market price of our common stock:

     - any shortfall in our revenue or net income or in the revenue or net income expected by securities analysts;

     - conversion of preferred stock into common stock that results in substantial dilution to the holders of our common stock;

     - quarterly fluctuations in our financial results or the results of other companies in our industry;

     - changes in analyst's estimates of our financial performance or the financial performance of our competitors;

     - delays in product development or disruptions in our service;

     - investments by large equity partners;

     - the announcement of arrangements with channel or strategic partners by us or our competitors;

     - the announcement of technological innovations by us or our competitors;

     - the introduction of new products or services by us or our competitors;

     - sales of large blocks or significant short selling of our common stock;
       and

     - conditions in the financial markets in general and in our industry in particular.

WE MAY HAVE YEAR 2000 COMPLIANCE ISSUES.

     We face risks related to the inability of computer systems to accurately identify and process dates beyond the year 1999. We are currently taking steps to address these risks for all of our computer systems, including internal systems and systems supplied to us by third parties. These systems include those that are commonly thought of as information technology systems, such as our billing, accounting and network systems. In addition, these systems include those that are non-information technology systems, such as our building control systems, building safety systems and communications systems. Based on currently available information, we do not believe that year 2000 issues will have a material adverse impact on our results of operations or financial condition. However, we may fail to identify all critical year 2000 problems, may not properly assess, remediate or test our systems, and may encounter unexpected delays or costs associated with our year 2000 effort. In addition, we have not completed our assessment of the year 2000 readiness of significant suppliers. We believe that noncompliance of products and services supplied to us by third parties presents the most significant year 2000 risk. We rely on third-party suppliers for a significant number of systems related to our Portico service, such as:

     - the calendar and contact software;

     - the voice recognition software;

     - the text-to-speech software;

     - the billing system; and

     - the network operations center equipment.

     In addition, we rely on third parties for key services, such as telecommunications, Internet access and power. In the event that we, or any of our third-party suppliers, are not year 2000 ready, we could experience significant disruptions in our operations and service offerings. Such interruptions could lead to lost sales, loss of relationships with partners and damage to our business reputation.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT POTENTIAL ACQUISITION BIDS.

     Certain provisions of Delaware law and certain provisions of our charter may inhibit potential acquisition bids for General Magic. We are subject to the antitakeover provisions of the Delaware General Corporation Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, certain provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of common stock. Furthermore, certain series of our preferred stock provide holders rights to redemption of their preferred stock upon a change in control, which could make an acquisition more difficult.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 31, 1999;

     2. Our Report on Form 8-K filed with the Commission on April 2, 1999; and


     3. Our Quarterly Report on Form 10-Q filed with the Commission on May 17, 1999.



     4. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.


     In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                              General Magic, Inc.
                         Attention: Investor Relations
                               420 N. Mary Avenue
                          Sunnyvale, California 94086
                           Telephone: (408) 774-4000

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus by the selling stockholders and all proceeds will go to the selling stockholders to be used for their own purposes.

                              SELLING STOCKHOLDERS


     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of them as of May 7, 1999, calculated in the manner described below, the number of shares which may be offered pursuant to this prospectus and the number of shares and percentage of class to be owned by each selling stockholder after this offering. None of the selling stockholders has held any position or office or has had any other material relationship with the Company or any of its affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided.



     The number of shares set forth in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders and includes (i) approximately 300% of the common stock issuable upon conversion of the Series D Convertible Preferred Stock held by such selling stockholder as of May 7, 1999 and (ii) 150% of the common stock issuable upon exercise of the warrants issued in connection the Series D Preferred held by such selling stockholder as of May 7, 1999. The information set forth in the table assumes conversion or exercise of the Series D Preferred and the warrants as of May 7, 1999, and as to the Series D Preferred, assumes a conversion price of $3.33.



     The actual number of shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock and exercise of warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of the common stock. In accordance with Rule 416 under the Securities Act of 1933, as amended, the actual number of shares of common stock offered hereby, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series D Convertible Preferred Stock and exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock.



     Pursuant to its terms, the Series D Preferred and the warrants issued in connection therewith are convertible or exercisable by any holder only to the extent that the number of shares of common stock thereby issuable, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted or unexercised options, warrants or convertible securities) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the number of shares of common stock set forth in the table as beneficially owned by the selling stockholders before and after the offering may exceed the number of shares of common stock that they could own beneficially at any given time as a result of their ownership of the Series D Preferred and the warrants issued in connection therewith. In this regard, beneficial ownership of the selling stockholders set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.


     Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of General Magic common stock shown as beneficially owned by them, subject to community property laws, where applicable.


     The "Shares Beneficially Owned After the Offering" column assumes the sale of all shares offered. The "Percentage of Class" column is based on 41,018,003 shares of common stock outstanding as of May 7, 1999.



                                                                          SHARES
                                        SHARES                         BENEFICIALLY
                                     BENEFICIALLY     SHARES OFFERED      OWNED
                                    OWNED PRIOR TO       BY THIS          AFTER       PERCENTAGE
        SELLING STOCKHOLDER          THE OFFERING       PROSPECTUS     THE OFFERING    OF CLASS
        -------------------         ---------------   --------------   ------------   ----------
HFTP Investment LLC(1).............    2,165,544         6,409,646             --          --
RGC International Investors,
  LDC(2)...........................    1,019,350         2,289,158        245,942           *
Halifax Fund, L.P.(3)..............    3,728,131         5,036,151      2,026,632         4.9
Palladin Partners I, L.P.(4).......      192,649           320,482         84,372           *
Palladin Overseas Fund
  Limited(5).......................      105,805           183,131         43,933           *
The Gleneagles Fund Company(6).....      229,551           549,398         43,933           *
Palladin Securities, LLC(7)........      105,805           183,131         43,933           *
Conseco Direct Life(8).............      183,146           412,048         43,933           *
Lancer Securities (Cayman)
  Ltd.(9)..........................       61,872           183,131             --          --
Fisher Capital Ltd.(10)(11)........      586,854         1,648,194         30,000           *
Wingate Capital Ltd.(11)(12).......      391,236         1,098,796         20,000           *
Microsoft Corporation(13)..........    3,629,000         2,721,750        907,250         2.2
          TOTALS...................                     21,035,016


-------------------------
  *  Represents less than 1%.


 (1) Includes up to 2,113,044 shares of common stock issuable upon conversion of the Series D Preferred and up to 52,500 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by HFTP Investment LLC. Promethean Investment Group L.L.C. ("Promethean") is the general partner of Themis Partners L.P. and the investment advisor for each of Heracles Fund and HFTP Investment LLC (collectively, the "Promethean Entities") and consequently has voting control and investment discretion over securities of General Magic held by the Promethean Entities. As of May 7, 1999, Themis Partners L.P. held 122,323 shares of common stock and 54,800 shares of common stock issuable upon the exercise of warrants and Heracles Fund held 269,109 shares of common stock and 66,800 shares of common stock issuable upon the exercise of warrants. The ownership for each of the Promethean Entities does not include the ownership information for the other Promethean Entities. Promethean and each of the Promethean Entities disclaims beneficial ownership of the securities of General Magic held by all other entities controlled by Promethean.



 (2) Includes up to 754,658 shares of common stock issuable upon conversion of the Series D Preferred and up to 18,750 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by RGC International Investors, LDC. Also includes 182,400 shares of common stock issuable upon the exercise of warrants issued in connection with the Series B Preferred and the Series C Preferred.



 (3) Includes up to 1,660,249 shares of common stock issuable upon conversion of the Series D Preferred and up to 41,250 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by Halifax Fund, L.P. Also includes 252,000 shares of common stock issuable upon the exercise of warrants issued in connection with the Series B Preferred and the Series C Preferred.



 (4) Includes up to 105,652 shares of common stock issuable upon conversion of the Series D Preferred and up to 2,625 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by Palladin Partners I, L.P. Also includes 4,000 shares of common stock issuable upon the exercise of warrants issued in connection with the Series C Preferred.



 (5) Includes up to 60,372 shares of common stock issuable upon conversion of the Series D Preferred and up to 1,500 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by Palladin Overseas Fund Limited. Also includes 2,000 shares of common stock issuable upon the exercise of warrants issued in connection with the Series C Preferred.



 (6) Includes up to 181,118 shares of common stock issuable upon conversion of the Series D Preferred and up to 4,500 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by The Gleneagles Fund Company. Also includes 2,000 shares of common stock issuable upon the exercise of warrants issued in connection with the Series C Preferred.



 (7) Includes up to 60,372 shares of common stock issuable upon conversion of the Series D Preferred and up to 1,500 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by Palladin Securities, LLC. Also includes 2,000 shares of common stock issuable upon the exercise of warrants issued in connection with the Series C Preferred.



 (8) Includes up to 135,838 shares of common stock issuable upon conversion of the Series D Preferred and up to 3,375 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by Conseco Direct Life. Also includes 2,000 shares of common stock issuable upon the exercise of warrants issued in connection with the Series C Preferred.



 (9) Includes up to 60,372 shares of common stock issuable upon conversion of the Series D Preferred and up to 1,500 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by Lancer Securities (Cayman) Ltd.



(10) Includes up to 543,354 shares of common stock issuable upon conversion of the Series D Preferred and up to 13,500 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by Fisher Capital Ltd.


(11) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership for each of Fisher Capital Ltd. and Wingate Capital Ltd. does not include the ownership information for the other Citadel Entities. Citadel Limited Partnership and each of the Citadel Entities disclaims beneficial ownership of the securities of General Magic held by all other entities controlled by Citadel Limited Partnership, all of which entities collectively held 624,100 shares of common stock as of May 7, 1999.



(12) Includes up to 362,236 shares of common stock issuable upon conversion of the Series D Preferred and up to 9,000 shares of common stock issuable upon the exercise of warrants issued in connection therewith held of record by Wingate Capital Ltd.



(13) Includes up to 3,629,000 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, assuming conversion as of May 7, 1999.


                              PLAN OF DISTRIBUTION

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares on the Nasdaq National Market, in privately negotiated transactions or otherwise. Shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

     - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of such exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - privately negotiated transactions;

     - short sales;

     - through the writing of options on the shares;

     - in one or more underwritten offerings on a firm commitment or best effort basis; and

     - a combination of any such methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in the Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short the common stock of General Magic, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

     To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be an underwriting commission or discount under the Securities Act of 1933, as amended.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

     We have agreed to indemnify in certain circumstances the selling stockholders and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholders have agreed to indemnify in certain circumstances General Magic against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. We agreed to register the common stock under the Securities Act of 1933, as amended. We have agreed to pay all reasonable expenses, other than underwriter discounts and commissions, incident to the filing of this registration statement. We also agreed to reimburse the selling stockholders, for expenses incurred by the selling stockholders in their purchase of the Series D Convertible Preferred Stock and warrants, up to a maximum of $25,000.

                                 LEGAL MATTERS

     The legality of the shares of common stock offered hereby is being passed upon by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of General Magic, Inc. as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998 and for the period from May 1, 1990 (inception) to December 31, 1998 have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               21,035,016 Shares

                              GENERAL MAGIC, INC.

                                  Common Stock

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                              TO BE PAID
                                                                BY THE
                                                              REGISTRANT
                                                              ----------
SEC Registration Fee........................................   $20,208
Nasdaq filing fee...........................................   $17,500
Accounting fees and expenses................................   $ 7,500
Legal fees and expenses.....................................   $ 5,000
Printing expenses...........................................   $ 2,000
Miscellaneous expenses......................................   $ 1,792
                                                               -------
          Total.............................................   $54,000
                                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Bylaws. We have entered into such indemnification agreements with our directors and officers.

     The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

     See also the undertakings set out in response to Item 17 herein.

ITEM 16. EXHIBITS.

     The following exhibits are filed with this Registration Statement:


EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
  5.1(a)   Opinion of Cooley Godward LLP
 23.1      Consent of KPMG LLP, independent auditors
 23.2(a)   Consent of Cooley Godward LLP (included in Exhibit 5.1)
 24.1(b)   Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement)


---------------

(a) Previously filed


(b) Partly filed herewith and partly previously filed.


ITEM 17. UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     E. The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on May 24, 1999.


                                          GENERAL MAGIC, INC.

                                          By:       /s/ STEVEN MARKMAN
                                             -----------------------------------
                                              Steven Markman
                                              President, Chief Executive Officer
                                              and Chairman of the Board of
                                              Directors


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                               TITLE                  DATE
                  ---------                               -----                  ----

             /s/ STEVEN MARKMAN                 President, Chief Executive   May 24, 1999
---------------------------------------------    Officer, Chairman of the
               Steven Markman                   Board, Director (Principal
                                                    Executive Officer)

*                                              Chief Operating Officer and   May 24, 1999
---------------------------------------------    Chief Financial Officer
James P. McCormick                               (Principal Financial and
                                                   Accounting Officer)

*                                                        Director            May 24, 1999
---------------------------------------------
Michael E. Kalogris

*                                                        Director            May 24, 1999
---------------------------------------------
Dennis F. Strigl

*                                                        Director            May 24, 1999
---------------------------------------------
Susan G. Swenson

*                                                        Director            May 24, 1999
---------------------------------------------
Philip D. Knell

           *By: /s/ STEVEN MARKMAN
   ---------------------------------------
               Steven Markman
              Attorney-in-fact

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Markman and James P. McCormick, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:




                     SIGNATURE                                TITLE                DATE
                     ---------                                -----                ----
/s/ CARL F. PASCARELLA                                      Director          May 24, 1999
---------------------------------------------------
Carl F. Pascarella

/s/ ROEL PIEPER                                             Director          May 24, 1999
---------------------------------------------------
Roel Pieper

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 5.1(a)   Opinion of Cooley Godward LLP.
23.1      Consent of KPMG LLP, independent auditors.
23.2(a)   Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1(b)   Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).


---------------

(a) Previously filed.


(b) Partly filed herewith and partly previously filed.